Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Clearwater Analytics Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Primary Offering
Fees to Be Paid	Equity	Primary Offering: Class A common stock, par value $0.001 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Secondary Offering: Class A common stock, par value $0.001 per share	457(c)	177,461,342(3)	16.61(4)	$2,947,632,890.62(4)	0.00011020	$324,829.14
Fee Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$2,947,632,890.62		$324,829.14
	Total Fees Previously Paid					N/A		N/A
	Total Fee Offsets					N/A		N/A
	Net Fee Due					N/A		$324,829.14

(1)

An indeterminate aggregate initial offering price and number or amount of Class A common stock is being registered for potential primary offerings by the registrant from time to time at indeterminate prices. The proposed maximum offering price per security will be determined from time to time in connection with, and at the time of, the offering of securities registered hereby.

(2)

In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee required, other than the registration fee due in connection with the 177,461,342 shares of the registrant’s Class A common stock that may be sold from time to time by the selling stockholders included herein. Any subsequent registration fees will be paid on a pay-as-you-go basis.

(3)

Consists of up to an aggregate of 177,461,342 shares of the registrant’s Class A common stock, subject to adjustments for stock splits, stock dividends and reclassifications, which may be sold by the selling stockholders, which represents (i) 47,377,587 shares of Class A common stock issuable to the selling stockholders upon the exchange of an equal number of shares of Class C common stock (together with an equal number of limited liability company units of CWAN Holdings, LLC) pursuant to the Third Amended and restated Limited Liability Company Agreement of CWAN Holdings, LLC and (ii) 130,083,755 shares of Class A common stock issuable to the selling stockholders upon the conversion of an equal number of Class D common stock, which may be exchanged or converted, as applicable, at any time, at the option of the holder, on a one-for-one basis for newly issued shares of Class A common stock.
(4)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act using the average of the high and low prices as reported on the New York Stock Exchange on March 7, 2023.